As filed with the Securities and Exchange Commission on November 8, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	31-1804543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

67 Commerce Drive Honaker, VA	24260
(Address of Principal Executive Offices)	(Zip Code)

NEW PEOPLES BANKSHARES, INC.

2001 STOCK OPTION PLAN

(Full title of the plan)

Kenneth D. Hart

President and Chief Executive Officer

New Peoples Bankshares, Inc.

67 Commerce Drive

Honaker, Virginia 24260

(276) 873-7000

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Susan S. Ancarrow, Esq.

Troutman Sanders LLP

1001 Haxall Point

P.O. Box 1122

Richmond, Virginia 23218-1122

Telephone: (804) 697-1861

Facsimile: (804) 698-6015

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per share [2]	Proposed maximum aggregate offering price [2]	Amount of registration fee
Common Stock ($2.00 par value)	957,910 shares	$5.03	$4,818,287.30	$567.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the plan described herein (the Plan).
(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the book value of the Registrant’s common stock on September 30, 2005, the latest practicable date prior to the filing of this registration statement.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.Plan	Information.*

Item 2.Registrant	Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.Incorporation	of Documents by Reference.

New Peoples Bankshares, Inc. (the Registrant) hereby incorporates by reference into this registration statement the following documents:

(a)	The Registrant’s Current Reports on Form 8-K, as filed with the Securities and Exchange Commission (the Commission) on June 3, 2005 and August 26, 2005;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 as filed with the Commission on May 16, 2005 and August 9, 2005, respectively;

(c)	The Registrant’s Annual Report on Form 10-K as amended by Form 10-K/A for the year ended December 31, 2004, as filed with the Commission on March 31, 2005 and May 2, 2005; and

(d)	The description of the Registrant’s common stock contained in the “Description of Capital Stock” in the Registrant’s registration statement on Form S-1, as filed by the Registrant on June 18, 2002, and any amendment or report filed subsequent thereto for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of the Registrant’s Articles of Incorporation (the Articles) limits the liability of the Registrant’s directors and officers to the Registrant and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect. The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The Registrant’s Articles provide that the Registrant’s directors and officers will not be liable to the Registrant or the Registrant’s shareholders, in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct. This limitation on liability does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or of any federal or state securities law. The effect of the Registrant’s Articles, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VI of the Registrant’s Articles also permits indemnification of the Registrant’s directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act permits a corporation to indemnify its directors against all liabilities imposed or asserted against them by reason of having been a director of the Registrant, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Pursuant to the Registrant’s Articles, the Registrant is required to indemnify its directors and officers in all such proceedings if they have not violated this standard. The Articles also permit the Registrant to indemnify employees or agents of the Registrant to the same extent as is permitted for directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Registrant has in effect a directors’ and officers’ liability insurance policy that provides coverage for the Registrant and its directors and officers up to $2,000,000 for each policy period. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the Registrant for a wrongful act by the director or officer, but only if and to the extent the director or officer becomes legally obligated to pay the claim.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index appears at page 8 hereof.

Item 9. Undertakings.

(a)	Rule 415 Offerings. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Honaker, Commonwealth of Virginia, on November 8, 2005.

New Peoples Bankshares, Inc. (Registrant)

By:	/s/ Kenneth D. Hart
Kenneth D. Hart
President and Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth D. Hart and Frank Sexton, Jr., and each of them, with full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of New Peoples Bankshares, Inc. to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on this 8th day of November, 2005.

Signature	Title

/s/ Kenneth D. Hart	President and Chief Executive Officer (Principal Executive Officer)
Kenneth D. Hart

/s/ C. Todd Asbury	Senior Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)
C. Todd Asbury

/s/ Tim W. Ball	Director
Tim W. Ball

/s/ Joe M. Carter	Director
Joe M. Carter

/s/ John D. Cox	Director
John D. Cox

/s/ Charles H. Gent, Jr.	Director
Charles H. Gent, Jr.

/s/ Harold Lynne Keene	Director
Harold Lynne Keene

/s/ A. Frank Kilgore	Director
A. Frank Kilgore

/s/ John D. Maxfield	Director
John D. Maxfield

/s/ Michael G. McGlothlin	Director
Michael G. McGlothlin

/s/ Fred W. Meade	Director
Fred W. Meade

/s/ Bill Ed Sample	Director
Bill Ed Sample

/s/ E. Virgil Sampson, Jr.	Director
E. Virgil Sampson, Jr.

/s/ Stephen H. Starnes	Director
Stephen H. Starnes

/s/ Paul R. Vencill, Jr.	Director
Paul R. Vencill, Jr.

/s/ William Wampler, Jr.	Director
William Wampler, Jr.

/s/ B. Scotte White	Director
B. Scott White

EXHIBIT INDEX

Exhibit Number
4.1	New Peoples Bankshares, Inc. 2001 Stock Option Plan (formerly the New Peoples Bank, Inc. 2001 Stock Option Plan) (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-KSB filed April 1, 2002).

4.2	Amended and Restated Articles of Incorporation of New Peoples Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 13, 2004).

4.3	Bylaws of New Peoples Bankshares, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 15, 2004).

5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

23.2	Consent of Brown, Edwards and Company LLP, filed herewith.

23.3	Consent of S.B. Hoover & Company, L.L.P., filed herewith.

24	Powers of Attorney (included on the signature page of this registration statement).